Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or Kimberli O’Meara	Kevin McGrath
	Investor Relations Department	Cameron & Associates (Investors)
	Aastrom Biosciences, Inc.	Phone: (212) 245-4577
Phone: (734) 930-5777

Stephen Zoegall
Berry & Company (Media)
Phone: (212) 253-8881
AASTROM REPORTS THIRD QUARTER FISCAL YEAR 2009
FINANCIAL RESULTS
Ann Arbor, Michigan, May 8, 2009 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading developer of autologous adult stem cell treatments for severe chronic cardiovascular diseases, today reported financial results for the third fiscal quarter ended March 31, 2009. The Company also reviewed several clinical and operational achievements since the beginning of the second fiscal quarter, including:
•	U.S. Phase II cardiac regeneration clinical trial:
o	On May 5, 2009 we reported preliminary findings from our U.S. Phase II IMPACT-DCM clinical trial to treat dilated cardiomyopathy (DCM) were presented at the International Society for Cellular Therapy annual meeting by the study’s National Lead Investigator, Dr. Amit N. Patel. IMPACT-DCM is the first clinical trial in the U.S. to evaluate the surgical delivery of autologous cells directly into the human heart muscle for the treatment of congestive heart failure associated with DCM in both ischemic and non-ischemic patients.
▪	Three treatment patients have completed the 3-month follow-up visit. All of these treatment patients improved from New York Heart Association (NYHA) class III to class II. This indicates clinically meaningful improvement in these patients. In contrast, NYHA class did not improve in 2 of 3 control patients.

▪	Overall quality of life scores improved in all treatment patients based on the Minnesota Living with Heart Failure Questionnaire. Physical and emotional well-being of all treatment patients also improved based on patient responses to this questionnaire. There were no consistent trends in the control patients.

▪	No CRC-related serious adverse events were reported in any of the 4 treatment patients who have completed at least their 1-month follow-up visit.
o	To date, the trial has enrolled 14 patients at the Methodist DeBakey Heart & Vascular Center in Houston, TX, Baylor University Medical Center in Dallas, TX, the University of Utah School of Medicine in Salt Lake City, UT, and the Cleveland Clinic Heart and Vascular Institute in Cleveland, OH. One additional clinical site is in the process of being initiated.

o	The 40-patient, randomized, controlled, prospective, open-label clinical trial seeks to enroll 20 patients with ischemic DCM and 20 patients with non-ischemic DCM.

o	Consistent with previous guidance, it is anticipated that patient enrollment will be completed by the end of calendar year 2009.
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Aastrom Biosciences    ▪    Domino’s Farms, Lobby K    ▪    24 Frank Lloyd Wright Dr.    ▪    Ann Arbor, MI 48105 USA
Tel: 734-930-5555    ▪    Fax: 734-665-0485    ▪    mail@aastrom.com    ▪    www.aastrom.com

Aastrom- 3rd Q FY2009 Fin Results
May 8, 2009

•	U.S. Phase IIb vascular regeneration clinical trial:
o	To date, our U.S. Phase IIb RESTORE-CLI clinical trial has enrolled 60 patients (treatment and placebo control). This clinical trial is evaluating Vascular Repair Cells (VRCs) in the treatment of patients suffering from the most severe form of peripheral arterial disease (PAD), critical limb ischemia (CLI).

o	During the 4th quarter of calendar year 2009, we expect to unblind and analyze the clinical data from the first 30 patients enrolled in the study.
•	NASDAQ compliance period extended:
o	The Listings Qualifications Department of the NASDAQ Stock Market LLC (NASDAQ) notified us that, given the continued extraordinary market conditions, NASDAQ has extended the suspension related to enforcing the rules requiring a minimum $1.00 per share closing bid price and a minimum market value of publicly held shares until July 20, 2009.

o	As a result of NASDAQ further extending the suspension and the balance of 60 days remaining on our pending compliance period at the time of the initial suspension, we now have until September 18, 2009 to regain compliance with the $1.00 minimum closing bid price rule in order to remain listed on the NASDAQ Capital Market.
•	Fusion Capital common stock purchase program:
o	On April 29, 2009, we completed the common stock purchase program with Fusion Capital Fund II, LLC (Fusion Capital). This financing program was executed with Fusion Capital on October 27, 2008. Over the duration of this program, we issued 25,742,816 shares to Fusion Capital (including 3,050,152 commitment shares) for net proceeds of $8.6 million.
“The stem cell sector has gained significant momentum and exposure since the beginning of the year, in part due to the announcement that federal support for stem cell research is positioned to expand in the years ahead. In addition, though the turbulent capital markets outlook remains uncertain, there have been indications that the markets may be stabilizing,” said George Dunbar, President and Chief Executive Officer of Aastrom. “All of these factors — amplified exposure of the stem cell sector, increased funding opportunities, stabilization in the economy and the capital markets — in tandem with continued patient enrollment and progress in our U.S. Phase II cardiac and vascular regeneration clinical trials, further strengthens the foundation to build value for our shareholders. We look forward to reporting developments from our clinical programs as they occur.”
Third Fiscal Quarter Ended March 31, 2009 Results
Total revenues for the quarter and nine months ended March 31, 2009, consisting of product sales, were $58,000 and $113,000, respectively, compared to $202,000 and $373,000, consisting of grant funding and product revenues, for the same periods in fiscal year 2008.
Total costs and expenses for the quarter and nine months ended March 31, 2009 decreased to $4,070,000 and $12,296,000, respectively, from $5,491,000 and $16,599,000 for the same periods in fiscal year 2008.
Research and development expenses decreased to $2,785,000 and $8,340,000, respectively, for the quarter and nine months ended March 31, 2009 compared to $4,032,000 and $11,800,000 for the same periods in fiscal year 2008. These decreases reflect the changes we implemented in May 2008, when we reprioritized our clinical development programs to focus primarily on cardiovascular applications.
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Aastrom- 3rd Q FY2009 Fin Results
May 8, 2009

Research and development expenses for the quarter and nine months ended March 31, 2009 included a non-cash charge of $100,000 and $435,000, respectively, compared to $204,000 and $641,000 for the same periods in fiscal year 2008, relating to share-based compensation expense.
Selling, general and administrative expenses decreased to $1,260,000 and $3,909,000, respectively, for the quarter and nine months ended March 31, 2009 from $1,429,000 and $4,768,000 for the same periods in fiscal year 2008. For the quarter and nine months ended March 31, 2009, selling, general and administrative expenses included a non-cash charge of $273,000 and $694,000, respectively, compared to $324,000 and $994,000 for the same periods in fiscal year 2008, relating to share-based compensation expense.
Interest income for the quarter and nine months ended March 31, 2009 was $57,000 and $253,000, respectively, compared to $266,000 and $1,017,000 for the same periods in fiscal year 2008. The fluctuations in interest income are due primarily to corresponding changes in the level of cash, cash equivalents and short-term investments during the periods.
Interest expense was $17,000 and $58,000, respectively, for the quarter and nine months ended March 31, 2009 compared to $25,000 and $61,000 for the same periods in fiscal year 2008. Interest expense is related to long-term debt for equipment acquired during the fiscal year ended June 30, 2008.
Net loss for the quarter ended March 31, 2009 decreased to $3,972,000, or $.03 per common share, compared to a net loss of $5,048,000, or $.04 per share, for the same period in fiscal year 2008. Net loss for the nine months ended March 31, 2009 decreased to $11,988,000, or $.09 per common share, compared to $15,270,000, or $.12 per share, for the same period in fiscal year 2008.
At March 31, 2009, we had $19.1 million in cash and cash equivalents compared to $22.5 million in cash, cash equivalents and short-term investments at June 30, 2008. It is expected that our monthly cash utilization will average approximately $1.2 — $1.3 million for the remainder of fiscal year 2009.
About Aastrom Biosciences, Inc.
Aastrom is a leader in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. The Company’s ongoing development activities focus on applying TRC technology to cardiac and vascular tissue regeneration. A Phase II clinical trial with dilated cardiomyopathy (DCM) patients (the IMPACT-DCM trial) and a Phase IIb clinical trial with critical limb ischemia (CLI) patients (the RESTORE-CLI trial) are currently underway.
For more information, visit Aastrom’s website at www.aastrom.com.
This document contains forward-looking statements, including without limitation, statements concerning planned clinical trials and activities and anticipated timing of clinical events, product development objectives, and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “expected,” “anticipated,” “planned,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are potential patient accrual difficulties, clinical trial results, potential product development difficulties, the effects of competitive therapies, regulatory approval requirements, the availability of financial and other resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
— Financial Table Follows —
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AASTROM BIOSCIENCES, INC.
(Unaudited)
(In thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Quarter ended March 31,		Nine months ended March 31,
	2008	2009	2008	2009
REVENUES:
Total revenues	$202	$58	$373	$113

COSTS AND EXPENSES:
Cost of product sales and rentals	30	25	31	47
Research and development	4,032	2,785	11,800	8,340
Selling, general and administrative	1,429	1,260	4,768	3,909

Total costs and expenses	5,491	4,070	16,599	12,296

OTHER INCOME (EXPENSE):
Interest income	266	57	1,017	253
Interest expense	(25)	(17)	(61)	(58)

Total other income	241	40	956	195

NET LOSS	$(5,048)	$(3,972)	$(15,270)	$(11,988)

NET LOSS PER COMMON SHARE
(Basic and Diluted)	$(.04)	$(.03)	$(.12)	$(.09)

Weighted average number of common shares outstanding	132,719	146,614	127,916	137,932

CONSOLIDATED BALANCE SHEET DATA:

	June 30,	March 31,
	2008	2009
ASSETS
Cash and cash equivalents	$16,492	$19,076
Short-term investments	5,970	—
Receivables, net	18	254
Other current assets	1,583	959
Property and equipment, net	2,154	1,666

Total assets	$26,217	$21,955

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$2,100	$1,710
Long-tem debt	783	427
Shareholders’ equity	23,334	19,818

Total liabilities and shareholders’ equity	$26,217	$21,955

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